UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported): February 4, 2010

UNITED STATES OIL FUND, LP
(Exact name of registrant as specified in its charter)

Delaware		20-2830691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (510) 522-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.  Other Events

A number of recently published reports have alleged that the trading by large, commodity exchange traded vehicles, including the United States Oil Fund, LP (“USO”), theoretically could have a negative impact on crude oil futures prices as a result of their large size and if such funds, such as USO, needed to liquidate large amounts of their portfolio holdings in a short period of time. Included in these reports were comments made by Federal regulators also expressing the same or similar concerns.

USO’s management believes these reports significantly mischaracterize USO’s potential impact on the market price of crude oil and is providing factual information to rebut these reports. USO in no way intends that the information included in this Form 8-K be considered an “offer” of its units.

USO typically owns the nearest month to expiration light, sweet crude oil futures contracts. The primary driver of large scale net purchases or sales of crude oil futures contracts by USO is a direct result of USO receiving orders from one or more equity market makers acting as Authorized Participants (“AP”), who either place a “creation order” to purchase units from USO, or place a “redemption order” to sell existing units back to USO. Such orders can only be made in blocks of 100,000 units.

In turn, the primary driver of an AP’s creation or redemption order is the demand for units of USO in the listed equity market. Typically a greater demand for units would lead to APs placing creation orders, while a decline in demand would lead them to placing redemption orders. As a result, the actual flow of such orders is determined by the actions of thousands, or tens of thousands, of unrelated investors and unitholders whose net buying or selling impacts the marginal demand for USO’s units in the marketplace.

When USO receives a creation or redemption order, it either purchases additional crude oil futures contracts, in the case of a creation order, or sells crude oil futures contracts, in the case of a redemption order. The dollar value of the futures contracts being bought or sold is normally approximately equal to the dollar value of the number of units being created or redeemed.

[Note: This net buying and selling connected to creation and redemption activity is separate and different from the buying and selling activity connected to USO’s “roll”. The roll is the process in which a fund like USO sells its current futures contract holdings, typically the nearest contract month to expiration, and replaces them with another futures contract, typically the next nearest month contract to expiration. Since USO is typically selling and buying approximately the same dollar amount of contracts and approximately the same number of crude oil futures contracts, the roll itself is not necessarily causing USO to be either a major net buyer or net seller.]

Management has reviewed the history of creation and redemption orders since USO was listed in April of 2006 through the end of January 2010. During that time, USO processed creation and redemption orders on 705 different days. The daily average purchases and sales from these orders was 1.3 million units, or approximately $57 million worth of units. The average creation or redemption orders would in turn lead USO to purchase or sell approximately $57 million worth of crude oil futures contracts each day. Measured in a different fashion, the average creation or redemption orders received by USO led it to purchase or sell approximately 820 crude oil futures contracts. Management would note that in 2009, the combined average number of light, sweet crude oil contracts traded each day on the New York Mercantile Exchange (“NYMEX”) and the ICE Futures (“ICE”), exceeded 850,000 contracts a day. As a percentage of daily volume in the light, sweet crude oil futures market, USO’s creation and redemption activity has averaged around 1/10 of 1%.

However, the figures presented above represent the average size of daily creation or redemption orders. Management has further reviewed the history of USO’s creations and redemptions to determine the size of the transactions on the dates where USO had its greatest amount of creation activity, and the greatest amount of redemption activity, since its inception.

USO’s most active single day for creation activity occurred on January 28, 2009. Creation orders, for a total of 10.6 million units of USO, were equal to approximately $314 million dollars. That day’s creation activities in turn lead to an increase in the total number of USO units outstanding of 10.8%.

Those creations resulted in the purchase of 7,451 light, sweet crude oil futures contracts by USO. However, on that date, the combined number of light, sweet crude oil futures contracts of the same contract month as purchased by USO that traded on NYMEX and ICE totaled over 381,000. Therefore, on the day during which USO had its largest amount of creation activity, USO’s purchased futures contracts equal less than 2% of that day’s volume in that one contract month. Stated another way, USO’s selling activity that day was roughly equal to the amount of trading on NYMEX and ICE that occurred every 7 minutes.

USO’s most active single day for redemption activity occurred on February 26, 2009. Redemption orders, for a total of 11.8 million units of USO, were equal to approximately $326 million dollars. That day’s redemption activities in turn lead to a decrease in the total number of USO units outstanding of 8%.

Those redemptions resulted in the sale of 7,216 light, sweet crude oil futures contracts by USO. However, on that date, the combined number of light, sweet crude oil futures contracts of the same contract month as sold by USO that traded on NYMEX and ICE totaled over 436,000. Therefore, on the day during which USO had its largest amount of redemption activity, USO’s sold futures contracts equal less than 1.7% of that day’s volume in that one contract month. Stated another way, USO’s selling activity that day was roughly equal to the amount of trading on NYMEX and ICE that occurred every 6 minutes.

In sum, management strongly believes that the net buying or net selling activities of USO have not historically been of such size as to raise concerns about USO’s ability to impact the market.

Furthermore, management believes that it is unlikely, given the diffused nature of USO’s unitholder base and the mechanics of the creation and redemption process, for an investor to reasonably conclude that USO’s net buying or selling from such activity could be a large percentage of the crude oil futures market volume for any given day. Such an outcome would require a very large number of investors or unitholders to essentially all act in a concerted fashion, resulting in an unusually large amount of creation or redemption activity that USO’s management has not observed and believes impractical to expect.

However, due to the nature of these claims about USO and its investment practices, USO’s management believes it has a legitimate concern that the activities of USO could be negatively impacted to the detriment of its thousands of unitholders, unless such claims are publicly refuted.

USO’s management is of the view that the best source of information regarding its investment objective and the risks associated with an investment in USO is USO’s most current prospectus and the periodic reports it files with its regulators, including the Securities and Exchange Commission (“SEC”). Copies of the most current version of the foregoing can be found at USO’s website, www.unitedstatesoilfund.com, or through the SEC on its website, www.sec.gov. Copies are also available on request from USO’s general partner, United States Commodity Funds LLC.  In addition, on a daily basis, USO publishes on its website its holdings and net asset value.

Certain matters discussed in this current report on Form 8-K, including any statements that are predictive in nature or concern future market and economic conditions, our future performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see our periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business.  The forward-looking statements and projections contained in this current report on Form 8-K are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES OIL FUND, LP

	By:	United States Commodity Funds LLC, its general partner
Date: February 4, 2010	By:	/s/ Howard Mah
Name: Howard Mah
Title: Chief Financial Officer